EXHIBIT 5

PALMER & DODGE LLP

111 Huntington Avenue at Prudential Center

Boston, Massachusetts 02199-7613

Telephone: (617) 239-0100	Facsimile: (617) 227-4420

March 25, 2003

V. I. Technologies, Inc.

134 Coolidge Avenue

Watertown, MA 02472

Ladies and Gentlemen:

We are rendering this opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by V.I. Technologies, Inc. (the “Company”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), on or about the date hereof. The Registration Statement relates to an additional 110,555 shares of the Company’s Common Stock, $0.01 par value per share (the “Shares”), issued or issuable pursuant to the provisions of the Company’s Amended and Restated 1998 Employee Stock Purchase Plan (the “Plan”).

We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken by the Company in connection with the authorization of the issuance and sale of the Shares. We have examined all such documents as we consider necessary to enable us to render this opinion.

Based upon the foregoing, we are of the opinion that when issued and paid for in accordance with the terms of the Plan and the options or other rights granted thereunder, the Shares are or will be validly issued, fully paid and nonassessable.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

We hereby consent to the filing of this opinion as a part of the Registration Statement.

Very truly yours,
/S/ PALMER & DODGE LLP
Palmer & Dodge LLP